Exhibit 1A-6.1

ROCKSTAR CAPITAL GROUP LLC

An Arkansas Limited Liability Company

OPERATING AGREEMENT

ROCKSTAR
CAPITAL DEVELOPMENT GROUP

ROCKSTAR
CAPITAL DEVELOPMENT GROUP
YOUR TEAM
EXPERIENCE. PASSION. SMART ROI.

October 5, 2022

Prepared by the Law Firm of Pino Nicholson PLLC

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ROCKSTAR CAPITAL GROUP LLC

OPERATING AGREEMENT

This Operating Agreement (the “Agreement”) is effective as of the 5th day of October 2022, by and among each of the other persons whose names are set forth on Exhibit “1” attached hereto (the “Members”).

In consideration of the mutual covenants herein contained and for other good and valuable consideration, the Members and ROCKSTAR CAPITAL GROUP LLC (the “Company”) hereby represent and agree as follows:

ARTICLE 1 – FORMATION, OFFICES AND RECORDS

1.1	Formation. The Members have formed a manager-managed Arkansas limited liability company by executing and delivering the Articles of Organization to the Secretary of State of Arkansas in accordance with the Arkansas Limited Liability Company Act, and the rights and liabilities of the Members shall be as provided in such revised statutes except as may be modified in this Agreement. In the event of a conflict between the provisions of the Arkansas Limited Liability Company Act and the provisions of this Agreement, the provisions of this Agreement shall prevail unless the Arkansas Limited Liability Company Act specifically provides that the Agreement may not change the provision in question. The parties shall immediately, and from time-to-time hereafter, execute all documents and do all filing, recording, and other acts as may be required to comply with the operation of the Company under the Arkansas Limited Liability Company Act.

1.2	Name. The Name of the Company is ROCKSTAR CAPITAL GROUP LLC.

1.3	Corporate Office. The corporate office (“Corporate Office”) of the Company shall be located at 10333 Windy Trail, Bentonville, AR 72712 or at such other place as the Company may determine from time to time. The mailing address is 23 Tamworth Circle, Bella Vista, AR 72715, Attention: Melissa “Missy” Uyehara.

1.4	Nature of Business. The business of the Company shall be a private offering and to engage in any and all activities related or incidental thereto, wholly or partially, together with all activities necessary or appropriate to further said business. Notwithstanding the foregoing, the Company may engage in any lawful business activity in which an Arkansas limited liability company may engage.

1.5	Registered Office and Registered Agent. The location of the registered office and the name of the registered agent of the Company in the state of Arkansas shall be as stated in the Articles or as shall be determined from time to time by the Company.

1.6	Condition of Membership. No person may become a Member of the Company without first executing this Agreement.

1.7	Records. The Company shall maintain the following records at the Corporate Office:

(a)	The full names and addresses of the Members;

(b)	A copy of the Articles and all amendments thereto, together with executed copies of any powers of attorney pursuant to which Articles have been executed;

(c)	A copy of the Company’s federal, foreign, state, and local income tax returns and reports (or the portions of the returns of others showing the taxable income, deductions, gains, losses, and credits of the Company), if any, for the three (3) most recent years;

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(d)	A copy of this Agreement, including all amendments thereto; and

(e)	If regularly prepared, any financial statements of the Company for the three (3) most recent years.

ARTICLE 2 – DEFINITIONS

For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

2.1	“Additional Member” means any Person that is admitted to the Company as an additional member pursuant to Article 8 of this Agreement.

2.2	“Agreement” means this Operating Agreement, as further amended from time to time.

2.3	“Asset" means any real estate-based asset acquired by the Company, whether an ownership interest in real property or a debt instrument secured by real property and including equity securities in other 506 Regulation D funds or intermediary entities that own interests in real property or debt instruments secured by real property. The Manager does not anticipate investing in other 506 Regulation D funds but reserves the right to do so.

2.4	“Articles” means the Articles of Organization of the Company as properly adopted and amended from time to time by the Members and filed with the Arkansas Secretary of State.

2.5	“Bankruptcy” means a Member who:

(a)	makes an assignment for the benefit of creditors;

(b)	files a voluntary petition in bankruptcy;

(c)	is adjudged a bankrupt or insolvent, or has entered against the Member an order for relief in any bankruptcy or insolvency proceeding; files a petition or answer seeking for herself or himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, if the proceeding has not been dismissed within one hundred twenty (120) days after commencement;

(d)	files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the member in any proceeding of this nature; or

(e)	seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties, if within ninety (90) days after the appointment without the Member's consent or acquiescence of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

2.6	“Capital Account” means the agreed value of the initial contributions increased by the agreed value of subsequent contributions to capital, if any, and reduced by distributions of capital, unless otherwise provided in the articles of organization or herein.

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2.7	“Capital Contribution” means any contribution of funds, property, or services made by or on behalf of a Member as consideration for a Membership Interest.

2.8	“Cash Proceeds” means the amount of cash received from operations.

2.9	“Code” means the Internal Revenue Code of 1986, as amended, and any successor to that Code.

2.10	“Commission” means the U.S. Securities and Exchange Commission.

2.11	“Company” means ROCKSTAR CAPITAL GROUP LLC.

2.12	“Company Property” means any property owned by the Company.

2.13	“Covered Person” means the Manager, Advisors, and any Principal, and each of their respective affiliates, partners, members, shareholders, directors, managers, officers, employees, and agents.

2.14	“Distribution” means a transfer of Company Property to a Member on account of a Membership Interest regardless of whether the transfer occurs on the liquidation of the Company, in exchange for the Membership Interest, or otherwise.

2.15	“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

2.16	“Liquidity Event” means the sale or refinancing of any Property where, upon refinancing, the amount identified as Proceeds shall represent the Value of the Property, or cash proceeds, whichever is greater.

2.17	“Liquidity Proceeds” means the amount of proceeds remaining on a Liquidity Event, after payment of all debts and obligations.

2.18	“Internal Rate of Return” or “IRR” means an overall internal rate of return to Members, as calculated using the “XIRR” function in Excel.

2.19	“IRS” means the Internal Revenue Service of the United States of America.

2.20	“Management Fee” means the Company shall pay the Manager a monthly asset management fee equal to one (1%) percent per annum of the Capital Contributions from the sale of Equity Units received by the Company. The Management Fee will be deemed earned daily and will be calculated, prorated, and paid on a monthly basis, regardless of the Company’s performance or whether there will be any cash available for distribution to the Members after payment of the Management Fee.

2.21	“Manager” means the Member appointed to be the Manager pursuant to Article 4.2. The Manager shall be the sole Voting Member.

2.22	“Manager-in-waiting” shall be the individual responsible for managing the Company should the Manager become incapacitated, either through death, disability, or inability to perform their managerial functions. The Manager-in-waiting does not have any managerial powers or any responsibility for the day-to-day management of the Company unless and until the current Manager dies or becomes incapacitated and unable to perform his or her managerial functions. Once that occurs, the Manager-in-waiting becomes the Manager of the Company, as defined in this Operating Agreement.

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2.23	“Member” means a person who has been admitted as a member of the Company and has a Membership Interest in the Company with rights, obligations and preferences and limitations specified in this Agreement and pursuant to the Arkansas Limited Liability Company Act.

2.24	“Membership Interest” or “Interest” means a Member’s entire interest in the Company including such Member’s rights in or to the Company’s profits, losses and Distributions pursuant to this Agreement and the Arkansas Limited Liability Company Act and such other rights and privileges that the Member may enjoy by being a Member.

2.25	“Net Distributable Cash Flow” means cash flow generated by the Company actually distributed subsequent to payment of all costs and expenses of operation and allocation of a reasonable reserve for working capital, depreciation and Liquidity Reserves.

2.26	“Net Operating Cash Flow” means, for any period, all cash revenues, interest and other funds received by the Company during such, less all expenses with respect to the Company during such period and after other nondeductible cash items, including principal payments on indebtedness and expenditures for capital outlay items to be paid from net operating cash flow as determined in good faith by the manager of the Company.

2.27	“Offering” means the Offering of Membership Units in the Company on a private placement basis to qualified investors selected by the Manager made pursuant to this Private Placement Memorandum.

2.28	“Operating Expenses” means the following recurring fees: the Performance Fee, Management Fee, tax filing fees, legal fees, accounting expenses, and all other additional operating expenses.

2.29	“Ownership Interest” means, for each Member, a percentage equal to the amount of that Member’s Capital Contribution, divided by the aggregate Capital Contributions made by all Members. The Ownership Interest may also be calculated based on the Capital Contributions of the Members within a given class of Membership Units.

2.30	“Preferred Return” means the ten (10%) percent Preferred Return Class A Members are entitled to, per the Offering Circular.

2.31	“Private Placement Memorandum” means the Confidential Private Placement Memorandum prepared for the Offering, as may be amended, restated, supplemented, or otherwise modified from time to time by the Manager.

2.32	“Proceeds” means the amount of cash received from all sources.

2.33	“Substitute Member” means any Person that is admitted to the Company as an additional member pursuant to Article 10 of this Agreement.

2.34	“Tax Distribution” means a distribution made to a Member that is intended to offset, in whole or in part, the Member’s tax burden on any net taxable income and gain of the Company allocated to that Member. The amount of any Tax Distribution will be calculated by the Manager in its sole discretion using the highest blended U.S. federal and state income tax rates applicable to the Members and to capital gains and ordinary income, as applicable.

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ARTICLE 3 – CAPITAL CONTRIBUTIONS

3.1	Initial Capital Contributions. The Capital Contributions of the Members shall be equal to one hundred percent (100%) of the total capitalization of the Company.

3.2	Capital Contributions of the Members. The Members shall make such Capital Contributions as shall result in the issuance of Units described for each Member in Exhibit “1”. No interest shall accrue on any Capital Contribution and the Members shall not have the right to withdraw or be repaid any Capital Contribution except as provided in this Agreement.

3.3	Return of Capital Contributions. Capital Contributions shall be expended in furtherance of the business of the Company. All costs and expenses of the Company shall be paid from its funds. No interest shall be paid on capital contributions. The Manager shall not have any individual liability for the repayment of any Capital Contribution to any Member. Except as otherwise expressly provided in this Agreement, no portion of the capital of the Company may be withdrawn at any time without the express written consent of the Manager.

3.4	Capital Accounts. The allocations and maintenance of Capital Accounts provisions contained in this Agreement are intended to comply with the Treasury regulations promulgated under 26 U.S. Code § 704 (the “Section 704 Regulations”) and shall be interpreted in a manner consistent with such regulations.

ARTICLE 4 – MANAGEMENT

4.1	Management Rights. Subject to Article 4.7, the day-to-day operations of the Company shall be conducted by the Manager, and all management of the Company shall be vested in the Manager. The Manager shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company. Approval or action taken by the Manager in accordance with this Agreement shall constitute approval or action by the Company and shall be binding on each Member.

4.2	Manager. ROCKSTAR CAPITAL GROUP MGMT CORP shall be the Manager of the Company.

4.3	Certain Powers of the Manager and Restrictions on Authority of the Manager. The Manager and agents of the Company authorized by the Manager shall have the authority to bind the Company. The Manager has the power, on behalf of the Company, to do all things necessary or convenient to carry out the day-to-day business, management, and affairs of the Company, including, without limitation:

(a)	The determination of the amount of, and the making of, Distributions.

(b)	The determination of the amount of, and the making of, the transfer of any Company Property to any person or entity;

(c)	Assumption of debt; including but not limited to, the borrowing of money and issuing of evidences of indebtedness in an amount equal to seventy-five (75%) percent or more of the total fair market value of Property the Company invests in, as is necessary, convenient, or incidental to the accomplishment of the purposes of the Company, and securing the same by mortgage, pledge, or other lien thereon;

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(d)	The institution, prosecution, and defense of any Proceeding in the Company’s name;

(e)	The investment and reinvestment of the Company’s funds, and receipt and holding of Company Property as security for repayment;

(f)	The conduct of the Company’s business, the establishment of Company offices, and the exercise of the powers of the Company within or without Arkansas;

(g)	The appointment of employees and agents of the Company, the defining of their duties, and the establishment of their annual compensation;

(h)	The payment of compensation, or additional compensation to a Member and employees on account of services previously rendered to the Company, whether or not an agreement to pay such compensation was made before such services were rendered;

(i)	The purchase of liability and other insurance to protect the Company’s Property and business and the purchase of insurance on the life of any of the Members or employees for the benefit of the Company;

(j)	The employment of accountants, legal counsel, managing agents, or other experts to perform services for the Company and to compensate them from Company funds; and

(k)	The doing and performing of all other acts as may be necessary or appropriate to carry out the Company’s day-to-day business.

4.4	Liability of Members and Manager. Neither the Members nor the Manager shall be liable as Members or Manager for the liabilities of the Company to third parties. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Arkansas Limited Liability Company Act shall not be grounds for imposing personal liability on the Members or the Manager for liabilities of the Company. In the event the Manager does not comply with the standard of care set forth herein, in compliance with the requirements set forth herein, or breaches this Agreement, the Manager shall be liable to the Company and the Members for any and all damages caused directly or indirectly by said non-compliance or breach and the Company and/or the Members may pursue an action against the Manager. However, under no circumstances will a third party be deemed to be a third-party beneficiary of this or any provision in this Agreement.

4.5	Indemnification. The Company shall indemnify the Members and the Manager, for all costs, losses, liabilities, and damages paid or accrued by any Member or the Manager (either as Member, Manager, or agent) or because such Person is a Member or Manager, to the fullest extent provided or allowed by the laws of Arkansas. To the extent the Company is required to indemnify the Manager or Member, as set forth herein, the Manager shall cause the Company to advance costs of participation in any Proceeding to the Member or Manager. The Manager may, with the consent of the Members, indemnify all other employees and agents of the Company for all costs, losses, liabilities, and damages paid or accrued by the agent or employee in connection with the business of the Company or because such Person is an agent or employee, to the fullest extent provided or allowed by the laws of Arkansas.

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4.6	Conflicts of Interest. A Member or Manager does not violate a duty or obligation to the Company merely because the Member’s or Manager’s conduct furthers the Member’s or Manager’s own interest. A Member or Manager may lend money to and transact other business with the Company. The rights and obligations of a Member or Manager who lends money to or transacts business with the Company are the same as those of a Person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because a Member or Manager has a direct or indirect interest in the transaction if either the transaction is fair to the Company or the Members (in the case of a transaction in which the Manager but not a Member is personally interested) or a Manager (in the case of a transaction in which a Member but not a Manager is personally interested) with knowledge of the interest and transaction of the Member or Manager as the case may be, or approved in advance by all of the non-interested Members.

4.7	Authority of the Manager to Bind the Company. The Manager may take the following actions only upon approval of all Members.

(a)	The initiation of a proceeding for the bankruptcy of the Company;

(b)	The change in the business or purpose of the Company;

(c)	The amendment of this Agreement or any action taken in violation of this Agreement; and

(d)	The initiation of a proceeding for the bankruptcy of the Company.

4.8	Compensation of Members and Manager. The Manager shall be reimbursed all reasonable expenses incurred on behalf of the Company and shall be entitled to reasonable compensation, in an amount to be determined from time to time by the Manager.

4.9	Standard of Care of Members and Manager. The Members’ and Manager’s duty of care in the discharge of the Members’ and the Manager’s respective duties to the Company is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. In discharging their duties, the Members or Manager shall be fully protected in relying in good faith upon the records required to be maintained by the Company and upon such information, opinions, reports, or statements by any of its agents, or by any other Person, as to matters the Members or Manager reasonably believe are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports, or statements as to the value and amount of the assets, liabilities, profits, or losses of the Company or any other facts pertinent to the existence and amount of assets from which Distributions to the Members or the Manager might properly be paid.

4.10	Delegation of Duties. The Manager shall have the right to perform or exercise any of its rights or duties under this Agreement through delegation to or contract with affiliates of Manager, provided that all contracts with affiliated entities are on terms at least as favorable to the Company as could be obtained through arms-length negotiations with unrelated third parties; and further provided that notwithstanding such delegation the Manager shall remain primarily responsible for the active supervision of the work performed.

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ARTICLE 5 – MEMBERSHIP INTERESTS; MEMBER MEETINGS

5.1	Membership Interests. The interests in the Company shall be represented by Membership Units. Each Membership Interest is represented by the number set forth with respect to the applicable Member in Exhibit “1” hereto.

5.2	Class A Equity Units. The Company is only issuing Equity Units to Investors. Equity Units do not grant any voting rights. The cost of each Unit is one thousand ($1,000) dollars, and the minimum purchase is ten (10) Units or ten thousand ($10,000) dollars, although the Manager may accept subscriptions for lesser amounts, in the Manager’s sole and absolute discretion.

Equity Investors are entitled to a profit-share distribution of sixty (60%) percent of the Company’s profits at the end of each calendar month, with the Manager taking the other forty (40%) percent.

5.3	Manager Approval. Unless otherwise specifically provided in this Agreement, all actions taken by the Company shall be executed pursuant to authorizations set out herein and no action may be taken or authorized on the part of the Members without the Manager's agreement.

5.4	Members. The Members of the Company, their respective addresses, and the number of Membership Interests held by each Member shall be as set forth in Exhibit “1” attached hereto and by reference made a part hereof. Exhibit “1” shall be amended from time to time to reflect any changes in the composition of the Members or their Membership Interests that may occur after the date hereof in accordance with the terms of this Agreement, and such amendments to Exhibit “1” shall be made automatically upon any such change.

5.5	Required Meetings; Place of Meetings. The Members may, but are not required to, hold meetings annually. Meetings of the Members may be called by the Manager. The Manager shall designate the place of any Member meeting, which may be any place within or outside of the state of Arkansas and may be held or attended via conference call or video conference. If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be the Corporate Office of the Company.

5.6	Notice of Meetings; Record Date. Written notice stating the place, day, and hour of the meeting and the purpose(s) for which the meeting is called shall be given not less than ten (10) days or more than sixty (60) days before the date of the meeting to each Member. Notice shall be effective if delivered personally, telecopied (if confirmed), or if mailed by registered or certified mail (return receipt requested) on the third business day after mailing to the Member(s) or if by overnight delivery, the first business day following delivery.

5.7	Consents. Action required or permitted to be taken at any meeting of the Members may be taken without a meeting if the action is evidenced by written consent of the Manager.

ARTICLE 6 – MAINTENANCE OF BOOKS AND RECORDS,

ALLOCATION OF PROFITS AND LOSSES

6.1	Books, Records and Audit Rights. During the Term of this Agreement and for one (1) year thereafter, the Company shall maintain proper records and books of account prepared using consistent accounting principles relating to the computation of payments owed and costs charged to the Company. The Company, for accounting and income tax purposes, shall operate on a Fiscal Year ending December 31 of each year, and shall make such income tax elections and use such methods of depreciation as shall be determined by the Manager. The books and records of the Company shall be maintained at the principal place of business of the Company. The Manager shall make the Company books and records available for inspection and copying by any Member at reasonable times during normal business hours upon at least forty-eight (48) hours prior notice.

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6.2	Bank Accounts. All funds of the Company shall be held in a separate bank account(s) in the name of the Company as determined by the Manager.

6.3	Financial Statements. Within a reasonable period after the end of each Fiscal Year, the Manager shall cause to be prepared and furnished to all the Members annual financial statements of the Company, the cost of which shall be an expense of the Company.

6.4	Revenues. The Company shall collect and account for all gross revenue received from the Property. All revenue collected by the Company shall be collected, reported, and accounted for through the bank accounts of the Company.

6.5	Net Profits and Net Losses. “Net Profits” and ‘‘Net Losses” shall mean the net profits or net losses of the Company for any specified period, taking into account each item of income, gain, loss, and deduction for such period, including the following deductions or reserves:

(a)	expenses, maintenance, and overhead charges of the operations of the Company’s business, including operating expenses and working capital needs; and

(b)	reserves for accrued or contingent liabilities required by GAAP or as the Manager deems appropriate.

6.6	Allocation of Net Profits and Net Losses. Net Profits and Net Losses of the Company shall be allocated among the Members’ Capital Accounts as follows:

(a)	Profits. At the end of each Fiscal Year, any Net Profits remaining may be allocated to the Members pro rata, based upon the proportion of the Membership Interest held by each Member to the number of Membership Interests held by all Members, subject to allocations based on the Capital Accounts.

(b)	Losses. At the end of each Fiscal Year, any Net Losses remaining shall be allocated to the Members pro rata, based upon the proportion of the Membership Interest held by each Member to the number of Membership Interests held by all Members, subject to allocations based on the Capital Accounts.

6.7	Tax Allocation. For federal, state, and local income tax purposes the income, gains, losses, deductions and credits of the Company, including the character and type thereof, shall be allocated among the Members in the same manner that each such item is allocated among the Capital Accounts

6.8	Compliance with Code. The allocations and maintenance of Capital Accounts provisions contained in this Agreement are intended to comply with 26 U.S. Code § 704 and shall be interpreted in a manner consistent with such regulations. The Company may, by action of the Manager, and without the consent of any Member, amend the provisions of the Agreement and the manner in which profits and losses (or other items) are allocated to the extent (but only to the extent) necessary to comply with 26 U.S. Code § 704.

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ARTICLE 7 – OTHER TAX AND FINANCIAL MATTERS

7.1	Tax Characterization and Returns. The Members acknowledge that the Company is intended to be treated as a “partnership” for federal, state, and local tax purposes. Within ninety (90) days after the end of each Fiscal Year, the Manager will cause to be delivered to each person who was a Member at any time during such Fiscal Year a Schedule K-1 and such other information with respect to each Member’s share of income, gain, loss, deduction, and credit for the Fiscal Year, if any, with respect to the Company as may be necessary for the preparation of such Member’s federal, state, or local income tax (or information) returns.

7.2	Accounting Decisions. The Manager will make all decisions as to accounting matters and may cause the Company to make whatever elections the Company may make under the Code.

ARTICLE 8 - ADMISSION OF ADDITIONAL MEMBERS

From the date of the formation of the Company, any Person acceptable to the Manager may become a Member in the Company by the sale of new Membership Interests for such consideration as the Manager shall determine, subject to the terms and conditions of this Agreement. No new Members shall be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company. The Manager may, at its option, at the time an additional Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rate allocations of loss, income, and expense deductions to an additional Member for that portion of the Company’s tax year in which an additional Member was admitted in accordance with the provisions of the Treasury regulations promulgated under Section 706 of the Code.

ARTICLE 9 - INVESTMENT OBJECTIVES, POLICIES,

DISTRIBUTIONS, AND ALLOCATIONS

9.1	Distributions of Proceeds. Distributions of Proceeds made by the Company are made pro rata.

9.2	Liquidation/Dissolution. All distributions of cash resulting from the sale of the Company’s Property shall be distributed consistent with the provisions of Article 11.4 of this Agreement as soon as practicable following the Manager’s determination that such cash is available for distribution.

9.3	Allocation and Distributions between Transferor and Transferee. Upon the transfer of all or any part of a Member Interest of a Member as provided in this Agreement, profits and losses shall be allocated between the transferor and transferee on the basis of the computation method which in the reasonable discretion of the Manager is in the best interests of the Company, provided such method is in conformity with the methods prescribed by 26 U.S. Code § 706 and 26 CFR § 1.704 and 26 CFR § 1.706. Distributions shall be made to the holder of record of the Member Interest on the date of distribution. Any transferee of a Member Interest shall succeed to the Capital Account of the transferor Member to the extent it relates to the transferred Membership Interest; provided, however, that if such transfer causes a termination of the Company pursuant to 26 CFR § 708(b)(1)(B), the Capital Accounts of all Members, including the transferee, shall be re-determined as of the date of such termination in accordance with 26 CFR § 1.704-1(b).

9.4	In-Kind Distribution. Except as otherwise expressly provided herein, assets of the Company, other than cash, shall not be distributed, in kind, to the Members, without the prior approval of the Manager.

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9.5	Distribution of Cash Flows. The Company anticipates payments to its Members pro rata pursuant to the Members’ and interests as set forth in this Operating Agreement (“Distributions”) and the Offering Circular (the “Circular”) Such quarterly Distributions are expected to begin as early as Year 1. Distributions are to be made in the following order of priority.

(a)	First, a distribution in an amount equal to ten (10%) percent of the Preferred Member's Capital Contribution ("Preferred Return") which shall be reflected as a return of capital on an annual Schedule K-1 (Form 1065) which will reduce the basis of the Members' Capital Account for tax purposes for that year.

(b)	Second, to pay any accrued, unpaid expenses owed by the Company, to its subsidiaries, or their affiliates;

(c)	Third, to the Manager or its affiliates to repay any advances made to the Company, or its subsidiary with accrued interest

(d)	Fourth, a distribution, which may be made quarterly or at any other time to the extent available, to Members as Profit Participation, based upon the Net Distributable Cash Flow, payable sixty (60%) percent to the Preferred Members and forty (40%) percent to the Manager, pari passu.

ARTICLE 10 - TRANSFERS OF MEMBERSHIP INTERESTS

10.1	Transfers Prohibited. No Member may voluntarily, involuntarily or by operation of law assign, transfer, sell, pledge, hypothecate or otherwise dispose (collectively “Transfer”) of all or part of its Interest in the Company, except as is specifically permitted by this Agreement. Any Transfer made in violation of this Article 10 shall be void and of no legal effect.

10.2	Permitted Transfer. Any Member may transfer their Interest to a third party with the written consent of Manager. The Manager, in its sole discretion, may approve or disapprove the Transfer.

10.3	Substituted Member. A permitted transferee of any Member’s Interest shall be admitted to the Company as a Substituted Member upon satisfaction of the following conditions:

(a)	Filing with the Company an opinion of counsel reasonably satisfactory to the Company that the proposed sale, transfer or disposition does not result in a violation of the Arkansas Limited Liability Company Act or any applicable state or province "blue sky" (collectively, "Securities Laws");

(b)	Filing with the Company a duly executed and acknowledged written instrument of assignment in a form approved by the Manager, which approval shall not be unreasonably withheld, specifying the Member’s percentage being transferred and setting for the intention of the transferor that the permitted transferee succeed to the transferor Membership Interest (or the portion thereof) as a Member;

(c)	Filing with the Manager any and all documents requested by Manager to allow Manager to assess the qualifications of the transferee;

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(d)	Execution, acknowledgement and delivery by the transferor and transferee of any other instruments reasonably required by the Manager, including an agreement of the permitted transferee to be bound by the provisions of this Agreement; and

(e)	Manager approval.

10.4	Indemnification. The Member agrees to hold the Company and its directors, officers and controlling persons and their respective heirs, representatives, successors and assigns harmless and to indemnify them against all liabilities, costs and expenses incurred by them as a result of any sale, transfer or other disposition of the Units by the transferring Member in violation of any Securities Laws or any misrepresentation with respect to said transfer.

10.5	Successors in Interest. Subject to the restriction of this Article, the rights and obligations of the Members shall inure to and be binding upon the heirs, successors and permitted assignees of the Member.

ARTICLE 11 – DISSOLUTION AND WINDING UP

11.1	Dissolution. The Company shall be dissolved and its affairs wound up upon the election of the Manager. Notwithstanding any provision of the Arkansas Limited Liability Company Act to the contrary, the Company shall continue and not dissolve as a result of the death, retirement, resignation, expulsion, bankruptcy, or dissolution of any Member or Manager or any other event that terminates the continued membership of a Member. The Company shall be dissolved and its affairs shall be wound up upon the earliest of:

(a)	The sale or other Disposition of all or substantially all of the assets of the Company.

(b)	An election to dissolve and wind up the Company by the Manager(s);

(c)	The expiration of the term of the Company, unless the Manager(s) have elected to continue the Company in writing prior to the expiration of such term;

11.2	Notwithstanding anything to the contrary contained herein no Member may voluntarily withdraw from the Company without the consent of the Manager. The withdrawal, death, insanity, incompetency, Bankruptcy, dissolution or Liquidation of any Member as such will not dissolve the Company.

11.3	Succession. The Manager may designate an individual, who will be known as the “Manager-in-waiting,” to take over the enterprise should the Manager become incapacitated, either through death, disability, or inability to perform their managerial functions. The Manager-in-waiting does not have any managerial powers or any responsibility for the day-to-day management of the Company unless and until the current Manager dies or becomes incapacitated and unable to perform his or her managerial functions. Once that occurs, the Manager-in-waiting becomes the Manager of the Company, as defined in this Operating Agreement.

11.4	Effect of Dissolution. Upon dissolution, the Company shall cease carrying on as distinguished from the winding up of the Company business, but the Company is not terminated and continues until the winding up of the affairs of the Company is completed and articles of dissolution have been filed with the Arkansas Department of State.

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11.5	Procedure for Winding-Up. The Company shall be dissolved upon an election of the Manager(s) to dissolve the Company. Upon dissolution of the Company, the assets of the Company will be distributed in the following order:

(a)	The creditors of the Company, including the Manager.

(b)	The balance to the Members.

11.6	Winding Up and Certificate of Dissolution. Upon the completion of winding up of the Company, the Manager or other person designated by the Members shall deliver articles of dissolution to the Arkansas Department of State for filing. The articles of dissolution shall set forth the information required by the Arkansas Limited Liability Company Act.

ARTICLE 12 – ATTORNEY-IN-FACT AND AGENT

Each Member, by execution of this Agreement, irrevocably constitutes and appoints the Manager and any of them acting alone as such Member’s true and lawful attorney-in-fact and agent, with full power and authority in such Member’s name, place, and stead to execute, acknowledge, and deliver, and to file or record in any appropriate public office: (a) any certificate or other instrument that may be necessary, desirable, or appropriate to qualify the Company as a limited liability company or to transact business as such in any jurisdiction in which the Company conducts business; (b) any certificate or amendment to the Company’s articles of organization or to any certificate or other instrument that may be necessary, desirable, or appropriate to reflect an amendment approved by the Members in accordance with the provisions of this Agreement; (c) any certificates or instruments that may be necessary, desirable, or appropriate to reflect the dissolution and winding up of the Company; and (d) any certificates necessary to comply with the provisions of this Agreement. This power of attorney will be deemed to be coupled with an interest and will survive the Transfer of a Member’s Interest. Notwithstanding the existence of this power of attorney, each Member agrees to join in the execution, acknowledgment, and delivery of the instruments referred to above if requested to do so by the Manager. This power of attorney is a limited power of attorney and does not authorize the Manager to act on behalf of a Member except as described in this Article 12.

ARTICLE 13 - MISCELLANEOUS

13.1	Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), or if mailed by registered or certified mail (return receipt requested) on the third business day after mailing to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) or if by overnight delivery one the first business day after delivery to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Company:	ROCKSTAR CAPITAL GROUP LLC
23 Tamworth Circle,
Bella Vista, AR 72715
Attention: Melissa “Missy” Uyehara
Email: missy@rockstarcapitalfund.com

If to Manager:	ROCKSTAR CAPITAL GROUP MGMT CORP
23 Tamworth Circle,
Bella Vista, AR 72715
Attention: Melissa “Missy” Uyehara
Email: missy@rockstarcapitalfund.com

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Copy To:	c/o Laurence J. Pino, Esq.
Pino Nicholson, PLLC
99 S. New York Ave.
Winter Park, FL 32789
Email: ljp@pinonicholsonlaw.com

13.2	Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

13.3	Interpretation. Except as otherwise provided herein, to the extent provisions or terms of this Agreement are subject to varying interpretations or constructions, the parties intend that such provisions and terms be interpreted consistent and in accordance with any similar provisions and terms set forth in the Arkansas Limited Liability Company Act, and successor laws.

13.4	Terms. Common nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the person or persons, firm, or corporation may in the context require.

13.5	Nature of Interest in the Company. A Member’s Interest shall be personal property for all purposes.

13.6	Amendment. This Agreement shall not be altered, amended, or repealed except upon the approval of the Manager.

13.7	Amendment of Articles of Organization. Except as otherwise provided in the Arkansas Limited Liability Company Act, the Articles of the Company shall not be altered, modified, or changed except upon the approval of the Manager at the time of such alteration, modification, or change.

13.8	Specific Enforcement. All breaches of this Agreement are subject to specific enforcement, without prejudice to the right to seek damages or other remedies.

13.9	Time. Time is of the essence with respect to this Agreement.

13.10	Entire Agreement; No Third-Party Rights. This Agreement, including Schedules and Exhibits, and the Articles constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Members with respect to the subject matter hereof. None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company. The parties to this Agreement expressly retain any and all rights to amend this Agreement as herein provided, notwithstanding any interest in this Agreement or in any party to this Agreement held by any other Person.

13.11	Incorporation by Reference. Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

13.12	Severability. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable, to any extent, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

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13.13	Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

13.14	Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the state of Arkansas. In the event of a dispute regarding this Agreement or the respective rights of the Parties hereunder, the Parties agree to submit such dispute exclusively to binding arbitration under Judicial Arbitration and Mediation Services (“JAMS”) or the American Arbitration Association (“AAA”), at the discretion of the Party filing such demand for arbitration, in Arkansas before a single professional arbitrator selected by the Parties or, if the Parties cannot agree on an arbitrator, appointed by JAMS or AAA, as relevant. Any such arbitration shall be commenced within fifteen (15) days of selection of the arbitrator and the discovery rules contained in the Arkansas Rules of Civil Procedure shall apply to all such proceedings in the event the arbitrator does not set out alternative discovery rules. In the event that the Parties are required to take any action to enforce any provision of this Agreement, or litigation results from or arises out of this Agreement or the performance thereof, the Parties agree the arbitrator shall order all remedies permitted by law, including award attorney's fees and costs to the prevailing party, and require that the entire proceeding, including the existence of the proceeding, be held confidential by the Parties, and shall not be disclosed by any Party. Any and all orders issued by the arbitrator shall be enforced by a state court of competent jurisdiction located in Arkansas.

13.15	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Transmission by facsimile of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

[The remainder of this page is intentionally left blank. Signature page to follow.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

COMPANY:
ROCKSTAR CAPITAL GROUP LLC

By:
ROCKSTAR CAPITAL GROUP MGMT CORP, Manager Brandon W. Rooks, President

MANAGER:
ROCKSTAR CAPITAL GROUP MGMT CORP

By:
Brandon W. Rooks, President

MEMBERS:
ROCKSTAR INVESTMENTS LLC

By:
Brandon W. Rooks, President

EQUITY INVESTORS/MEMBERS

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EXHIBIT 1 – OWNERSHIP INTEREST

Manager	Address
ROCKSTAR CAPITAL GROUP MGMT CORP	10333 Windy Trail, Bentonville, AR 72712

Members	Address
ROCKSTAR INVESTMENTS LLC	10333 Windy Trail, Bentonville, AR 72712
Investors (Equity Members)	[Intentionally Left Blank]

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